Exhibit 99.1
FNB FINANCIAL SERVICES CORPORATION
AMENDED DIRECTORS RETIREMENT POLICY
     1. This Amended and Restated Directors Retirement Policy (“New Policy”) is adopted this 31st day of July, 2007 (“Effective Date”) and amends the Corporation’s prior Directors Retirement Policy (“Prior Policy”), attached as Exhibit A.
     2. Under the Prior Policy, W.B. Apple, Jr., Eddie Green, Phil Lambeth, Cliff Payne, Jeanne Stanley and Elton Trent, Jr. had become Directors Emeriti (referred to herein as “Directors Emeriti”) on or before the Effective Date. There are no other Directors Emeriti.
     3. As of the Effective Date, the following persons are all of the remaining directors of the Corporation (referred to herein as “Current Directors”) and have served as directors for the number of years (rounded up to the nearest whole year) (“Years of Service”) set forth below:

Name	Years of Service

Blosser, Gary	8
Britt, Arnold	23
Diffey, Alex	2
Dodson, Barry	11
Kinnarney, Joe	20
Perkins, Robbie	3
Ridgill, Pressley	3
Teague, Reid	6
Ward, Beth	1
Wright, Kenan	18
     4. The Corporation will merge (the “Merger”) into LSB Bancshares, Inc., which will be renamed NewBridge Bancorp (“NewBridge”), at which time the Current Directors will be elected as members of the NewBridge Board of Directors. Service on the NewBridge Board of Directors shall not court as Years of Service under this New Policy.
     5. Following the Merger, the Directors Emeriti will have the same responsibilities to NewBridge as they had to the Corporation under paragraph 3 of the Prior Policy, incorporated herein by reference. The Directors Emeriti will continue to receive the fee specified in paragraphs 4 and 5 of the Prior Policy, incorporated herein by reference, based on the regular meeting fee paid to members of the NewBridge Board of Directors. This fee is payment of and replaces the fees otherwise due under the Prior Policy.
     6. Current Directors will not be entitled to any fees under paragraphs 4 and 5 of the Prior Policy. Instead, when a Current Director has a Separation from Service (as defined in § 409A of the Internal Revenue Code (“Section 409A”) as a NewBridge Director, such Current

Director (the “Retired Director”) will be entitled to a Retirement Benefit, calculated as follows: Multiply the Years of Service shown for the Retired Director in paragraph 3 of this New Policy by $5,000. The Retirement Benefit may be contributed to the Directors and Senior Management Deferred Compensation Trust Agreement (the “Rabbi Trust”), established as an informal funding mechanism for the payment of benefits under the Directors and Senior Management Deferred Compensation Plan, which was amended effective July 31, 2007 to also hold assets relating to the New Policy. Each of the Retired Directors shall be allowed to direct the investment of his/her Retirement Benefits through a bookkeeping account established under the Rabbi Trust. Unless the Retired Director is a Specified Employee of NewBridge on the date of Separation from Service, the Retirement Benefit will be paid to the Retired Director as follows:
a.
Beginning on the first day of the month following the Separation from Service, and on the same day in each of the following nine (9) years, one tenth of balance in the bookkeeping account established under the rabbi trust to reflect the Retirement Benefit for the Retired Director; or

b.
If the Retirement Benefit is less than the maximum amount permitted as a lump sum cash-out under Treas. Reg. 1.409A-3(j)(4)(u) (currently, $15,500), the Corporation may elect to pay the entire Retirement Benefit on the first day of the month following Separation from Service.

If the Retired Director is a Specified Employee on the date of the Separation from Service, the first payment under (a) or the payment under (b) will be delayed six months, to the first day of the seventh month following Separation from Service.
     7. Only the Directors Emeriti listed in paragraph 2 and the Current Directors listed in paragraph 3 shall be entitled to any benefits under the New or Prior Policy.
     8. The Corporation’s Board of Directors may modify or rescind this New Policy at any time and from time to time; provided, however, that no modification or rescission may reduce payments due under this New Policy. Notwithstanding the foregoing provisions of this Section 8, any reduction of fees payable hereunder and any rescission of this New Policy required by any regulatory agency having jurisdiction over the Corporation shall be applicable to all Directors Emeriti and Current Directors. Further provided that any modification or rescission must comply with Section 409A to the extent Section 409A applies to such matters.
     9. “Corporation” includes where applicable, the Corporation’s successor, NewBridge.

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